Exhibit 99.1
For Release After 7:00 a.m. (EDT)
Wednesday, April 28, 1999

EASTMAN CHEMICAL COMPANY:                       LAWTER INTERNATIONAL, INC.
Rod Irvin, APR                                  Mark Joslin
Director, Corporate Communications              CFO
PHONE: (423) 229-4008                           PHONE: (414) 947-7300
EMAIL:  rodirvin@eastman.com                    EMAIL: joslin@lawter.com

       Eastman to acquire Lawter International, Inc. for $12.25 per share

KINGSPORT, Tenn. and PLEASANT PRAIRIE, Wis.--April 28, 1999--Eastman Chemical Company (NYSE-EMN) and Lawter International, Inc. (NYSE-LAW) today announced that their boards of directors have approved a definitive merger agreement under which Eastman will acquire the shares of Lawter for approximately $400 million in cash. Including debt, the transaction is valued at approximately $500 million.

Under the terms of the agreement, Eastman will commence a tender offer to purchase all outstanding shares of Lawter common stock for $12.25 per share in cash. Lawter's board of directors has approved the merger agreement and recommended that Lawter stockholders tender their shares. Following completion of the tender offer, Eastman intends to consummate a cash merger to acquire any shares not previously tendered. Lawter has approximately 33 million shares outstanding on a diluted basis.

The transaction, which will be accounted for as a purchase, is anticipated to be accretive to Eastman's earnings in the first full year after the merger. The transaction increases Eastman's presence in the coatings, inks, resins and adhesives market s to approximately one billion dollars in annual revenues.

"This transaction represents a significant step in Eastman's strategy of pursuing growth opportunities in specialty chemicals, which are characterized by higher earnings and lower cyclicality," said Earnest W. Deavenport, Jr., Eastman's Chairman and CEO.

"Lawter has 59 years of experience focusing on satisfying customers in the inks market," Deavenport said. "We are very excited about this acquisition and look forward to welcoming Lawter employees to Eastman."

                                     -More-

       Eastman to acquire Lawter International, Inc. for $12.25 per share

Page Two

Bruce Moore, Vice President and General Manager of Coatings, Inks & Resins at Eastman, said, "This acquisition creates value by leveraging our combined strengths in customer relationships, global manufacturing and new product development. We expect the combined business to grow at a significantly faster rate than either business could on a stand-alone basis, offering our customers a multitude of products and technology from a single source," he said.

John O'Mahoney, Chairman and CEO of Lawter International, said, "This agreement is in line with our strategic goals and philosophy. It benefits our shareholders, our employees and our customers. Our customers will benefit from the combination of Lawter's and Eastman's technical and operating capabilities, a renewed commitment to research supporting a broader product line and strengthening our ability to be the supplier of choice in an evolving industry."

The tender offer is conditioned, among other things, upon a minimum tender of
50.1 percent of the outstanding Lawter shares on a fully diluted basis and receipt of regulatory approvals. Merrill Lynch & Co. acted as the financial advisor to Eastman in connection with this transaction. ABN AMRO Inc. served as financial advisor to Lawter.

Headquartered in Pleasant Prairie, Wis., Lawter International, Inc. is a worldwide leader in the development, production and marketing of specialty products for the inks and coatings markets. Lawter, which employs approximately 600 people, reported sales of US$213 million in 1998.

Headquartered in Kingsport, Tenn., Eastman manufactures and markets plastics, chemicals and fibers. The company employs 16,000 people in more than 30 countries and had 1998 sales of US$4.48 billion.

Additional information is available at eastman.com and lawter.com.

                                     #  #  #

FORWARD-LOOKING STATEMENT

This release contains forward-looking statements within the definition of the Securities Act of 1933 and the Securities Exchange Act of 1934. Although the companies believe that these statements are based on reasonable assumptions, they can give no assurance that their goals will be achieved. The words "estimates," "believes," "expects," "anticipates," "plans," and "intends," variations of such words, and similar expressions are intended to identify forward-looking statements that involve risk and uncertainty. These statements are necessarily based upon various assumptions involving judgements with respect to the future including, among others, the ability to achieve synergies and revenue enhancements; national, international, regional a nd local economic, competitive and regulatory conditions and developments; technological developments; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the companies. Accordingly, while the companies believe that the assumptions are reasonable, there can be no assurance that they will approximate actual experience, or that the expectations will be realized. Other risk factors are detailed from time to time in the two companies' SEC reports.

                                      # # #